UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2021

PIEDMONT LITHIUM INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38427	00-0000000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

32N Main Street Suite 100 Belmont, North Carolina	28012
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (704) 461-8000

(Former Name or Former Address, if Changed Since Last Report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2())
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, $0.0001 par value per share	PLL	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 1, 2021, Anastasios Arima and Levi Mochkin resigned as members of the Board of Directors (the “Board”) of Piedmont Lithium Inc. (the “Company”).  Both Mr. Arima and Mr. Mochkin have indicated that their decision to resign from the Board was not the result of any disagreement with management or the Board relative to any matters relating to the Company’s operations, policies or practices.

On June 1, 2021, the Board appointed Claude Demby to the Board as a Class II director and Susan Jones to the Board as a Class III director.  The Board also appointed Mr. Demby to the Audit Committee and the Nominating and Corporate Governance Committee of the Board.  The Board also appointed Ms. Jones to the Compensation Committee and the Nominating and Corporate Governance Committee of the Board.

Mr. Demby and Ms. Jones will each be compensated for their service as a director on the same basis as other non-employee directors of the Company.

Mr. Demby, currently President of Cree LED, a Smart Global Holdings, Inc. company, brings exceptional governance experience through his current service as Chair of the Governance and Nominating Committee and Director on the board of Brown Capital Management Mutual Fund Trust and prior service as Director on the board of the Federal Reserve Bank of Richmond - Charlotte branch, including Chairman from 2012 to 2017.  He also has a strong record of community service through his founding and running of Valour Academy Schools, Inc., in Raleigh, NC, and serving as an advisory board member of Duke Raleigh Hospital.

Mr. Demby has extensive executive and operational leadership experience, having served as CEO and Director of the Noël Group, a $250 million manufacturer of synthetic foam materials, and President and COO of L&L Products, after beginning his career in engineering roles with Procter & Gamble and GE Plastics.  Mr. Demby received an MBA from Rensselaer Polytechnic Institute and a Bachelor of Chemical Engineering from the University of Delaware.

Ms. Jones spent 15 years of her career at Nutrien Ltd., a multibillion-dollar global mining and agricultural enterprise.  Her most recent role prior to retirement in 2019 was serving as Executive Vice President and CEO – Potash, the world’s largest underground soft-rock miner.  Ms. Jones has a wealth of board experience, having advised the boards of both Agrium and Nutrien, both NYSE publicly traded companies, as an executive, and currently serving on the board of TC Energy, a $50 billion market cap NYSE company, and Arc Resources.  She has also served on the Boards of Gibson Energy and Canpotex.

Ms. Jones brings valuable legal experience combined with operating responsibilities over the course of her career with roles ranging from Chief Legal Officer to Managing Director of European Operations, and several other critical leadership positions.  Ms. Jones received her JD from the University of Ottawa (Canada) and a BA in Political Science from the University of Victoria (Canada).

Item 7.01	Regulation FD Disclosure.

On June 2, 2021, the Company issued a press release with respect to the foregoing appointments. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated in this Item 7.01 by reference.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 7.01 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, except as otherwise expressly stated in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Piedmont Lithium Inc. dated June 2, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PIEDMONT LITHIUM INC.

Date: June 2, 2021		/s/ Keith Phillips
	Name:	Keith Phillips
	Title:	Chief Executive Officer